As filed with the Securities and Exchange Commission on May 20, 1998
                                           Registration No. 333-__________

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC  20549
                   ------------------------------------

                                FORM S-8
                         REGISTRATION STATEMENT
                    UNDER THE SECURITIES ACT OF 1933
                  ------------------------------------

                          PRIME COMPANIES, INC.
         (Exact name of Registrant as specified in its charter)

          DELAWARE                                  52-2031531
   (State or other jurisdiction                  (I.R.S. Employer
of incorporation or organization)             Identification Number)


                      155 Montgomery Street, #406
                    San Francisco, California 94104
               (Address of Principal Executive Offices)

               COMPENSATION AGREEMENT OF IRVING PFEFFER
                         (full title of plan)


                       David Lefkowitz, President
                      155 Montgomery Street, #406
                    San Francisco, California 94104
                             415/398-4242
      (Name, address and telephone number of agent for service)
                           -----------------
                                COPY TO:
                          Cassidy & Associates
                           1504 R Street, N.W.
                        Washington, D.C. 20009
                              202/387-5400
                          -----------------

                  CALCULATION OF REGISTRATION FEE

                          Amount        Proposed     Proposed     Amount of
Title of Securities       being         Maximum      Maximum      Registra-
to be Registered          Registered    Offering     Aggregate    tion Fee
                                        Price        Offering
                                        Per Share    Price

Common Stock,
par value
$.0001 per share          8,225         $0.79        $6,498        $ 2

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (f)(2). There is no current market for the securities and the dollar amount of the Common Stock to be registered is de minimus based upon the estimated per share of common stock book value ($0.79) as of December 31, 1997.

                                   PART I

         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                            PRIME COMPANIES, INC.

             8,225 Shares of Common Stock, $.0001 par value
               Issued Pursuant to a Compensation Agreement


     This Prospectus is a part of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, by Prime Companies, Inc. (the "Company" or the "Registrant"). This Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits filed as part thereof and otherwise incorporated therein to which reference is hereby made. Copies of the Registration Statement and the exhibits may be inspected at the offices of the Commission, and may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees.

     The compensation agreement, together with the information contained in Items 1 and 2 of Part I hereof and the documents incorporated by reference in Item 3 of Part II of the Registration Statement of which this Prospectus forms a part, taken together, are intended to constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended, and Rule 428 of the General Rules and Regulations of the Commission thereunder.

     The Company's Common Stock is listed for trading on the NASD OTC Bulletin Board under the symbol "PRMC". Currently, there is no public market for the Securities.


ITEM 1.  PLAN INFORMATION

     The 8,225 shares of the Company's common stock, $.0001 par value per share, to which this Registration Statement relates are being issued pursuant to a compensation agreement (the "Agreement") with Irving Pfeffer (the "Employee") for services rendered for the Company by the Employee. The Agreement is filed as part of this Registration Statement as an exhibit.

     The common stock registered hereby (the "Common Stock") is not subject to any provisions of the Employee Retirement Income Security Act of 1974. The Common Stock is treasury stock, and no shares thereof will be purchased in the open market by the Registrant. There are no restrictions imposed upon the Employees in the resale of the Common Stock within the United States except those imposed by Federal or state securities laws and regulations. The receipt of the Common Stock may be considered income and may give rise to Federal and state income taxation for the Employee, who is advised to consult with an advisor concerning taxation arising from receipt of the Common Stock. The Registrant anticipates that it will have a corresponding deduction for income tax purposes as compensation paid to the Employee.

     Any person to whom the securities will be issued under this Registration Statement may receive additional information concerning the Company, the Agreement, the Registration Statement of which this Prospectus forms a part or other information, without charge, upon written or oral request made to Prime Companies, Inc., 155 Montgomery Street, Suite 406, San Francisco, California 94104, whose telephone number is 415/398-4242.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference as specified in Item 3 of Part II of the Registration Statement of which this Prospectus forms a part exclusive of exhibits thereto unless such exhibits are specifically incorporated by reference into the information that has been incorporated into this Prospectus and any other documents required to be delivered pursuant to Rule 428(b) of the General Rules and Regulations of the Commission. Requests for any of the foregoing should be directed to David Lefkowitz, President, 155 Montgomery Street, Suite 406, San Francisco, California 94104, and its telephone number is 415/398-4242.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     No person has been authorized to give any information or to make any representations in connection with the offering described herein other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the issuer or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates, or any offer of such shares of Common Stock to any person in any jurisdiction in which such offer is unlawful. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to such date.










           The date of this Prospectus is May 20, 1998.

                             PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents and any and all amendments thereto filed by Prime Companies, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     1. The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1998 filed with the Commission on May 14, 1998;

     2. The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1997 filed with the Commission on March 23, 1998 and amended on May 13, 1998 (file number 0-22919);

     3.     The Company's Form 8-K/A filed with the Commission on
March 12, 1998 (file number 0-22919);

     4. Any document filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") through and subsequent to the date hereof and prior to the termination of the offering of the securities subject hereto.


ITEM 4.  DESCRIPTION OF SECURITIES

     Under the Company's Certificate of Incorporation, the authorized capital stock of the Company consists of 60,000,000 shares, of which 50,000,000 shares are Common Stock and 10,000,000 shares are Preferred Stock. As of the date of this Prospectus, the Company had 3,843,123 shares of Common Stock outstanding and no shares of Preferred Stock.

     The following summary description of the securities of the Company is qualified in its entirety by reference to the Certificate of Incorporation, previously filed with the Commission.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders of the Company. The holders of Common Stock have the sole right to vote, except as otherwise provided by law or by the Company's Certificate of Incorporation, including provisions governing any Preferred Stock. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general shareholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, validly issued, fully paid and non-assessable.

     Subject to the rights of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding.

PREFERRED STOCK

     The Board of Directors is authorized, without action by the holders of the Common Stock, to provide for the issuance of the Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which may be superior to the Common Stock. The issuance of one or more series of the Preferred Stock could adversely affect the voting power of the holders of the Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of the Company. The Company has no present plans to issue any additional shares of Preferred Stock.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Cassidy & Associates, Washington D.C., has given its opinion as attorneys-at-law that the shares, when issued pursuant hereto, will be fully paid and non-assessable. Pierce Mill Associates, Inc. owns 250,000 shares of the Company's Common Stock and has been granted a 5-year warrant for the purchase of 250,000 shares of the Company's Common Stock. James Cassidy, a principal of Cassidy & Associates, is the sole shareholder of Pierce Mill Associates, Inc.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director
derived an improper personal benefit.   The Company's Certificate of
Incorporation contains such a provision.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8.  EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:

     4.1* Form of specimen Common Stock filed as an exhibit to the Company's 10-KSB filed with the Commission on March 23, 1998 file number 0-22919.

     5.1           Opinion of Cassidy & Associates

     10.1          Prime Companies, Inc. Compensation Agreement with Employee

     24.1          Consent of Gilbert & Company, P.C.

     24.2          Consent of Cassidy & Associates (contained in Exhibit 5.1)

     *             Previously filed

ITEM 9.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              i.   To include any Prospectus required by Section
10(a)(3) of the Securities Act of 1933;

              ii. To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               iii. To include any additional or changed material information with respect to the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 18th day of May, 1998.


                                 PRIME COMPANIES, INC.


                                 By /s/ Irving Pfeffer
                                   Irving Pfeffer
                                   Chief Executive Officer


                                 By /s/ David Lefkowitz
                                    David Lefkowitz
                                    Chief Financial Officer




                        ----------------------------

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                               TITLE                    DATE


/s/ Irving Pfeffer                     Director               May 18, 1998
      Irving Pfeffer


/s/ David Lefkowitz                    Director               May 18, 1998
      David Lefkowitz


/s/ Emilio Guglielmelli                Director               May 18, 1998
     Emilio Guglielmelli


/s/ Marshall Raines                    Director               May 18, 1998
      Marshall Raines